GPIM Proxy Voting Policy and Procedures
2015 Updated 3.9.15.doc

  GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

PROXY VOTING POLICY AND PROCEDURES

POLICY

Guggenheim Partners Investment Management, LLC (“GPIM”) generally is responsible for voting proxies with respect to securities held in client accounts, including clients registered as investment companies under the Investment Company Act of 1940 (“Funds”) and clients that are pension plans (“Plans”) subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). This document sets forth GPIM’s policies and guidelines with respect to proxy voting and its procedures to comply with SEC Rule 206(4)-6 under the Investment Advisers Act of 1940. Rule 206(4)-6 requires each registered investment adviser that exercises proxy voting authority with respect to client securities to:

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Adopt and implement written policies and procedures reasonably designed to ensure that the adviser votes client securities in the best interest of clients; such policies and procedures must address the manner in which the adviser will resolve material conflicts of interest that can arise during the proxy voting process;

•	Disclose to clients how they may obtain information from the adviser about how the adviser voted proxies with respect to their securities; and
•	Describe to clients the adviser’s proxy voting procedures and, upon request, furnish a copy of the policies and procedures.

Where GPIM has been delegated the responsibility for voting proxies, it must take reasonable steps under the circumstances to ensure that proxies are received and voted in the best long-term interests of its clients. This generally means voting proxies with a view to enhancing the value of the shares of stock held in client accounts, considering all relevant factors and without undue influence from individuals or groups who may have an economic interest in the outcome of the proxy vote. GPIM’s authority is initially established by its advisory contracts or comparable documents. Clients, however, may change their proxy voting direction at any time.

The financial interest of GPIM’s clients is the primary consideration in determining how proxies should be voted. Any material conflicts of interest between GPIM and its clients with respect to proxy voting are resolved in the best interests of the clients.

PROCEDURES

1.	Overview

Guggenheim Partners Investment Management, LLC (“GPIM”) utilizes the services of an outside proxy voting firm, Institutional Shareholder Services Inc. (“ISS”), to act as agent for the proxy process, to maintain records on proxy votes for its clients, and to provide independent research on corporate governance, proxy and corporate responsibility issues. The proxy voting guidelines (the “Guidelines”), attached as Appendix A and Appendix B to these Proxy Voting Policy and Procedures, set forth the ISS guidelines that GPIM uses in voting specific proposals. Depending on the objective of Fund or client account and the portfolio team managing, GPIM will assign the proxy voting guidelines in Appendix A or B to determine how proxies will be voted. GPIM reviews these voting recommendations and generally votes proxies in accordance with such recommendations.

However, the vote entered on a client's behalf with respect to a particular proposal may differ from the Guidelines if it is determined to be in the best interest of the client. If a proposal is voted in a manner different than set forth in the Guidelines, the reasons therefore shall be documented in writing by the appropriate investment team(s) and retained by Operations. The manner in which specific proposals are to be voted may differ based on the type of client account. For example, a specific proposal may be considered on a case-by-case basis for socially aware client accounts, while all other accounts may always vote in favor of the proposal.

In the absence of contrary instructions received from GPIM, ISS will vote proxies in accordance with the Guidelines attached as Appendix A or Appendix B hereto, as such Guidelines may be revised from time to time by representatives from Investment Management and Compliance (the ad hoc “Committee”). ISS will employ these guidelines based on account set up instructions received from Operations. ISS will notify Operations of all proxy proposals that do not fall within the Guidelines (i.e. proposals which are either not addressed in the Guidelines or proposals for which GPIM has indicated that a decision will be made on a case-by-case basis). Such proposals will be forwarded by Operations to the investment team(s) responsible for the client account. If the investment team(s) responsible determines that there is no material conflict of interest, the proposal will be voted in accordance with the recommendation of said team(s).

2.	Resolving Potential Conflicts of Interest

GPIM may occasionally be subject to conflicts of interest in the voting of proxies due to relationships it maintains with persons having an interest in the outcome of certain votes. The proxies that are not addressed by the Guidelines or are to be voted on a case-by-case basis will be forwarded to the appropriate investment management team(s) by Operations. Determination of whether there is a material conflict of interest between GPIM and a client due to (a) the provision of services or products by a GPIM affiliate to the company on whose behalf proxies are being solicited, (b) personal relationships that may exist between personnel of GPIM or its affiliates and proponents of a proxy issue or (c) any other issue, shall be made by senior members of the investment team responsible for voting the proxy. If a conflict of interest exists, the investment team will consult the Committee (and Legal, as necessary) to determine how to vote the proxy consistent with the procedures below.

In the absence of established Guidelines (e.g., in instances where the Guidelines provide for a “case-by- case” review), GPIM may vote a proxy regarding that proposal in any of the following manners:

▪	Refer Proposal to the Client – GPIM may refer the proposal to the client and obtain instructions from the client on how to vote the proxy relating to that proposal.

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Obtain Client Ratification – If GPIM is in a position to disclose the conflict to the client (i.e., such information is not confidential), GPIM may determine how it proposes to vote the proposal on which it has a conflict, fully disclose the nature of the conflict to the client, and obtain the client’s consent for how GPIM will vote on the proposal (or otherwise obtain instructions from the client on how the proxy on the proposal should be voted).

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Use an Independent Third Party for All Proposals – Subject to any client imposed proxy voting policies, GPIM may vote all proposals in a proxy according to the policies of an independent third party (or to have the third party vote such proxies).

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Use an Independent Third Party to Vote the Specific Proposals that Involve a Conflict – Subject to any client imposed proxy voting policies, GPIM may use an independent third party to recommend how the proxy for specific proposals that involve a conflict should be voted (or to have the third party vote such proxies).

▪	Abstaining

The method selected by GPIM to resolve the conflict may vary from one instance to another depending upon the facts and circumstances of the situation, but in each case, consistent with its duty of loyalty and care.

3.	Special Situations (As Applicable)

3.1. Securities Subject to Lending Arrangements

For various legal or administrative reasons, GPIM is often unable to vote securities that are, at the time of such vote, on loan pursuant to a client’s securities lending arrangement with the client’s custodian. GPIM will refrain from voting such securities where the cost to the client and/or administrative inconvenience of retrieving securities then on loan outweighs the benefit of voting, assuming retrieval under such circumstances is even feasible and/or possible. In certain extraordinary situations, GPIM may seek to have securities then on loan pursuant to such securities lending arrangements retrieved by the clients’ custodians for voting purposes. This decision will generally be made on a case-by-case basis depending on whether, in GPIM’s judgment, the matter to be voted on has critical significance to the potential value of the securities in question, the relative cost and/or administrative inconvenience of retrieving the securities, the significance of the holding, and whether the stock is considered a long-term holding. There can be no guarantee that any such securities can be retrieved for such purpose.

3.2	Special Issues with Voting Foreign Proxies

Voting proxies with respect to shares of foreign stocks may involve significantly greater effort and corresponding cost due to the variety of regulatory schemes and corporate practices in foreign countries with respect to proxy voting. Because the cost of voting on a particular proxy proposal could exceed the expected benefit to a client (including an ERISA Plan), GPIM may weigh the costs and benefits of voting on proxy proposals relating to foreign securities and make an informed decision on whether voting a given proxy proposal is prudent.

3.3	Share Blocking

In certain countries the exercise of voting rights could restrict the ability of an account's portfolio manager to freely trade the security in question ("share blocking"). The portfolio manager retains the final authority to determine whether to block the shares in the client's account or to forego voting the shares.

3.4	Lack Of Adequate Information, Untimely Receipt Of Proxy Or Excessive Costs

GPIM may be unable to enter an informed vote in certain circumstances due to the lack of information provided in the proxy statement or by the issuer or other resolution sponsor, and may abstain from voting in those instances. Proxy materials not delivered in a timely manner may prevent analysis or entry of a vote by voting deadlines. GPIM’s practice is to abstain from voting a proxy in circumstances where, in its judgment, the costs exceed the expected benefits to the client.

4.	Undue Influence

If at any time any person involved in the GPIM’s proxy voting process is pressured or lobbied either by GPIM’s personnel or affiliates or third parties with respect to a particular proposal, he or she should provide information regarding such activity to GPIM Compliance or Legal. A determination will then be made regarding this information, keeping in mind GPIM's duty of loyalty and care to its clients.

5.	Recordkeeping

GPIM is required to keep the following records:

▪	a copy of this policy;
▪	proxy statements received regarding client securities;
▪	records of votes cast on behalf of clients;
▪	any documents prepared by GPIM that were material to making a decision how to vote, or that memorialized the basis for the decision; and
▪	records of client requests for proxy voting information and a copy of any written response by GPIM to any client request (regardless of whether such client request was written or oral).

The foregoing records will be retained for such period of time as is required to comply with applicable laws and regulations.

GPIM may rely on proxy statements filed on the SEC’s EDGAR system instead of keeping its own copies, and may rely on proxy statements and records of proxy votes cast by GPIM that are maintained with a third party, such as ISS, provided that GPIM has obtained an undertaking from the third party to provide a copy of the documents promptly upon request.

6.	Disclosure

Rule 206(4)-6 requires GPIM to disclose in response to any client request how the client can obtain information from GPIM on how the client’s securities were voted. GPIM will disclose in Form ADV Part 2 that clients can obtain information on how their securities were voted by submitting a written request to GPIM. Upon receipt of a written request from a client, GPIM will provide the information requested by the client within a reasonable amount of time.

Rule 206(4)-6 also requires GPIM to describe its proxy voting policies and procedures to clients, and upon request, to provide clients with a copy of those policies and procedures. GPIM will provide such a description in its Form ADV Part 2. Upon receipt of a written request from a client, GPIM will provide a copy of this policy within a reasonable amount of time.

If approved by the client, this policy and any requested records may be provided electronically.

APPENDIX A*

2015 ISS U.S. PROXY VOTING CONCISE GUIDELINES

* Please note that the more detailed “2015 ISS U.S. Proxy Voting Summary Guidelines” as well as market specific guidelines are available upon request.

APPENDIX B*

2015 TAFT-HARTLEY U.S. PROXY VOTING GUIDELINES

*  Please note that what follows is the “Proxy Voting Policy Statement” component of the “Taft-Hartley Advisory Services Proxy Voting Policy Statement and Guidelines”. Detailed guidelines are available upon request.